Suite 704, 595 Howe Street Box 35

LAW GROUP		Vancouver, British Columbia
Canada V6C 2T5
Stephen F.X. O’Neill*†	Michael F. Provenzano
Alan H. Finlayson	Christian I. Cu*†◊	Telephone:	(604) 687-5792
Charles C. Hethey*Δ	Brian S.R. O’Neill*†◊	Facsimile:	(604) 687-6650
Maryna M. O’Neill*†¤	Siobhan B. Lennox*
Thomas J. Moggan*

Northwest Law Group is an association of independent lawyers and law corporations.

File #1800514-942

January 4, 2019

LIVE CURRENT MEDIA INC.
1130 West Pender Street, Suite 820
Vancouver, BC V6E 4A4

Attention: David M. Jeffs, CEO

Dear Sirs:

RE:	LIVE CURRENT MEDIA INC.
	-	2018 Stock Option Plan
	-	Legal Opinion

We have acted as counsel to Live Current Media Inc., a Nevada corporation (the “Company”) in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement pertains to the registration of the offer and sale of up to 5,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, (the “Common Stock”) that may be issued upon the exercise of stock options (the “Options”) granted under the Company’s 2018 Stock Option Plan (the “Plan”). This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) copies of the Company’s Articles of Incorporation, as amended; (c) the Company’s Bylaws, as amended; (d) certain records of the Company’s corporate proceedings, including resolutions of the Board of Directors approving the Registration Statement and the Plan; (e) the Plan; and (f) such statutes, records and other documents as we have deemed relevant. We have also relied, without investigation, on an officer’s certificate provided by David M. Jeffs, the Company’s Chief Executive Officer, President, Treasurer and Secretary.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

*	Practicing through O’Neill Law Corporation
◊	Also of the Nevada State Bar	¤	Also of the Arizona State Bar
†	Also of the Washington State Bar	Δ	Also of the New York State Bar

NORTHWEST LAW GROUP

January 4, 2019

(a)	Our opinion is limited to the laws of the State of Nevada and the federal laws of the United States of America applicable thereto;

(b)

We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers and directors of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect;

(c)

We have assumed that each of the statements made and certified in the Officer's Certificate provided by Mr. Jeffs was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof; and

(d)

We have assumed (i) all Options have been or will be granted, in accordance with the terms and conditions of the Plan, (ii) that at the time the Company is or becomes obligated to issue the Shares upon the exercise of Options granted under the Plan, the Company will remain a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and will have adequate authorized and unissued shares of Common Stock to fulfill such obligations, (iii) the Shares will be evidenced by appropriate certificates, duly executed and delivered, or that the directors of the Company will adopt resolutions providing that the Shares may be uncertificated in accordance with Section 78.235 of the Nevada Revised Statutes prior to their issuance, and (iv) that the Company will receive consideration for each Share at least equal to the par value of each share of Common Stock in the amount required under the Plan and approved by the directors of the Company pursuant to resolutions authorizing the issuance of the Shares.

Based upon the foregoing and subject to the above qualifications, we are of the opinion that the Shares, when issued upon the exercise of the Options in accordance with the terms and conditions of the Plan, and upon the receipt by the Company of the aggregate exercise price for the Options being exercised, provided that such aggregate exercise price is not less than the aggregate par value of the Shares so issued, will be validly issued, fully paid and non-assessable shares in the Company’s common stock.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Yours truly,

O’NEILL LAW CORPORATION*

/s/ O’Neill Law Corporation

CIC

*O’Neill Law Corporation is a member of Northwest Law Group